Exhibit 17.2
Wipro appoints Sudip Nandy as Chief Executive of Telecom and Product Engineering Business
     Bangalore, India December 24th 2007 — Wipro Technologies, the global IT services business of Wipro Limited (NYSE:WIT) has announced the appointment of Sudip Nandy as Chief Executive of Telecom and Product Engineering Solutions. With over 24 years in Wipro, Sudip Nandy brings in excellent understanding of the product engineering business having handled various leadership roles in Wipro in the past including his recent position as Chief Strategy Officer, Wipro Technologies.
     Ramesh Emani, President of Telecom and Product Engineering Solutions has decided to pursue interests outside Wipro. Ramesh Emani, over the years has made significant contribution to Wipro’s IT business across multiple roles, especially making Wipro a leader in the product engineering solutions business.
     Over the last four years as the Chief Strategy Officer, Sudip Nandy has played an important role determining the growth strategy of Wipro and under his leadership as the Head of Mergers & Acquisitions, Wipro has acquired and successfully integrated a number of companies of different sizes and strategic significance. Prior to his role as the Chief Strategy Officer, Sudip Nandy was the Vice President of Wipro Global R&D, Vice President of Marketing for Wipro’s Semiconductor IP business and Vice President of Europe Operations.
     Given his wide knowledge and experience, Sudip Nandy will enhance the leadership position that Wipro has achieved in the Telecom and Product Engineering Businesses and build a stronger platform for future growth.

     About Wipro
     Wipro Technologies, a division of Wipro Limited (NYSE:WIT), is the first PCMM Level 5 and SEI CMM Level 5 certified IT Services organization globally. Wipro Technologies was recently assessed at Level 5 for CMMI V 1.2 across offshore and onsite development centers. Wipro is one of the largest product engineering and support service providers worldwide. Wipro provides comprehensive research and development services, IT solutions and services, including systems integration, Information Systems outsourcing, package implementation, software application development and maintenance services to corporations globally.
In the Indian market, Wipro is a leader in providing IT solutions and services for the corporate segment in India offering system integration, network integration, software solutions and IT services. Wipro also has a profitable presence in niche market segments of consumer products and lighting. In the Asia Pacific and Middle East markets, Wipro provides IT solutions and services for global corporations. Wipro’s ADS’ are listed on the New York Stock Exchange, and its equity shares are listed in India on the Stock Exchange — Mumbai, and the National Stock Exchange. For more information, please visit our websites at www.wipro.com http://www.wiprocorporate.com
     Media Contact
     Wipro Technologies
     India
     Radhika Mahadevan, Wipro Technologies, +91- 9945042606, radhika.mahadevan@wipro.com
     Ranjani S Roy, Gutenberg Communications, +91 9886377941, ranjani@gutenbergpr.com
     US
     Abhishek Mendiratta, Wipro Technologies, + 1 732 789 8646, abhishek.mendiratta@wipro.com
     Lavanya DJ, Gutenberg Communications, + (212).239.8740, lavanya@gutenbergpr.com
     UK
     Rahul Kadavakolu +44 792 020 5496, rahul.kadavakolu@wipro.com
     Forward-looking and Cautionary Statements
     Certain statements in this release concerning our future growth prospects are forward-looking statements, which involve a number of risks, and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding fluctuations in our earnings, revenue and profits, our ability to generate and manage growth, intense competition in IT services, our ability to maintain our cost advantage, wage increases in India, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, restrictions on immigration, our ability to manage our international operations, reduced demand for technology in our key focus areas, disruptions in telecommunication networks, our ability to successfully complete and integrate potential acquisitions, liability for damages on our service contracts, the success of the companies in which we make strategic investments, withdrawal of fiscal governmental incentives, political instability, war, legal restrictions on raising capital or acquiring companies outside India, unauthorized use of our intellectual property, and general economic conditions affecting our business and industry. Additional risks that could affect our future operating results are more fully described in our filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. We may, from time to time, make additional written and oral forward-looking statements, including statements contained in the company’s filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake to update any forward-looking statement that may be made from time to time by us or on our behalf.
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